Exhibit 23.5
CONSENT OF KROLL, LLC
We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated March 26, 2025, prepared by us with respect to the valuation of the portfolio of 137 outpatient medical facilities and 45 seniors housing operating properties owned by National Healthcare Properties, Inc. incorporated by reference into this Registration Statement on Form S-11 and related prospectus, each as amended and supplemented.
In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

April 6, 2026	/s/ Kroll, LLC

Kroll, LLC